Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY COMMENTS ON EARNINGS

OUTLOOK FOR ITS FOURTH QUARTER AND FISCAL YEAR 2005

PROVIDES GUIDANCE FOR ITS NEXT FISCAL YEAR

Troy, Michigan – June 8, 2005, In a preliminary earnings announcement, Handleman Company (NYSE:HDL), www.handleman.com, today announced it expects revenue for its fourth fiscal quarter ended April 30, 2005 to be in the range of $273 to $275 million, compared to $297.2 million for its fourth fiscal quarter last year. Net income for the Company’s fourth quarter is expected to be in the range of $4.3 to $4.5 million or $.20 to $.21 per diluted share, compared to $5.3 million or $.22 per diluted share last year. Last year’s fourth quarter included a loss of $749,000 or $.03 per diluted share from discontinued operations.

Stephen Strome, Chairman and CEO of Handleman Company said, “Music revenues for our fourth quarter were below our expectations, particularly in the second half of the quarter. The decline was primarily a result of this year’s new releases not driving music revenues comparable to last year’s, which included very successful new releases by Usher and Norah Jones. However, for the entire fiscal year 2005, revenues and fully diluted earnings per share are expected to be ahead of last year’s results.”

The Company expects revenues for its fiscal year 2005 to be in the range of $1.260 to $1.262 billion, up from $1.216 billion for its fiscal year 2004. Fully diluted earnings per share for fiscal year 2005 are expected to be in the range of $1.51 to $1.53 per share, including a loss from discontinued operations of $.02 to $.03 per share. Fully diluted earnings per share last year were $1.45 per share, including a gain from discontinued operations of $.07 per share. Accordingly, fully diluted earnings per share from continuing operations for fiscal year 2005 are expected to be $1.54 to $1.56 per share compared to $1.38 per share last year, an increase of 12% to 13%.

Outlook for Fiscal Year 2006

The Company expects its customers to continue to grow their market share within the music industry resulting in higher revenues for the Company during its fiscal year 2006, when compared to fiscal year 2005.

The Company further expects, as a result of changes in revenue mix, its gross profit margin, as a percent of revenues, to be lower than in fiscal year 2005. It is anticipated that revenues will include a greater percentage of promotional products as well as non-serviced and international revenues, on which the Company earns a lower gross profit margin percent.

The lower gross profit margin percent during the Company’s fiscal year 2006 is expected to be somewhat offset by lower selling, general and administrative expenses, as a percent of revenues. This is due to the Company’s continued focus on productivity and cost control.

As a result, net income for the Company’s fiscal year 2006 is expected to be in-line with, or slightly ahead of, its fiscal year 2005 results.

In addition, the Company expects to continue to repurchase shares of its common stock under a February 2005 Board authorization. This will result in fewer shares outstanding and an increase, in percentage terms, in the mid-single digits in the Company’s fully diluted earnings per share over its fiscal year 2005 results.

Stephen Strome commented further, “Handleman Company’s first quarter is traditionally its weakest quarter in terms of both revenues and earnings. It is our most difficult quarter, and this year will be no exception. We expect the Company’s first quarter fully diluted earnings per share to be below the first quarter last year, of $.04 per diluted share. However, I am confident about the balance of our new fiscal year and our ability to grow revenues and earnings.”

Release of Fourth Quarter and Fiscal Year 2005 Results

Handleman Company will release results for its fourth quarter and fiscal year 2005 on Monday, June 27, 2005 before the New York Stock Exchange opens. This will be followed by a conference call discussing the results at 2:00 p.m. (Eastern Time) on the same day. To participate in the teleconference call in listen mode only, dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, July 1, 2005 at Midnight by calling 1-800-642-1687 (PIN Number 6569998).

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with changes in the music industry, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, and offers marketing and in-store merchandising.

Handleman Company Contact:	Media Relations:
Thomas Braum	David Bassett
Sr. Vice President and CFO	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 718

Greg Mize,	Fred Marx
Vice President, Investor Relations	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 211

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